Exhibit 99.1

PRESS RELEASE	Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

PRINCETON, N.J. December 19 2013— Dataram Corporation (NASDAQ: DRAM) today reported it has received notification from NASDAQ that it has regained compliance with NASDAQ’s listing requirement for its common stock by maintaining a minimum of $2,500,000 in stockholders’ equity. The letter from NASDAQ is dated December 18, 2013 and is the result of the Company filing its quarterly report on Form 10-Q which indicated its stockholders’ equity exceeded $2,500,000.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.